Exhibit 5(x) under Form N-1A
                                         Exhibit 10 under Item 601/Reg. S-K

                                 EXHIBIT P
                                  to the
                       Investment Advisory Contract

                      TENNESSEE MUNICIPAL CASH TRUST

    For all services rendered by Adviser hereunder, the above-named Fund of the Trust shall pay to Adviser and Adviser agrees to accept as full compensation for all services rendered hereunder, an annual investment advisory fee equal to .50 OF 1% of the average daily net assets of the Fund.

    The portion of the fee based upon the average daily net assets of the Fund shall be accrued daily at the rate of 1/365TH OF .50 OF 1% applied to the daily net assets of the Fund.

    The advisory fee so accrued shall be paid to Adviser daily.

    Witness the due execution hereof this 1st day of March, 1996.


Attest:                            FEDERATED MANAGEMENT


/s/ Stephen A. Keen                         /s/ William D. Dawson, III
                                   By:
      Stephen A. Keen                     William D. Dawson, III
         Secretary                       Executive Vice President


Attest:                            FEDERATED MUNICIPAL TRUST


/s/ S. Elliott Cohan                         /s/ Richard B. Fisher
                                   By:
      S. Elliott Cohan                    Richard B. Fisher
     Assistant Secretary                     Vice President